EXHIBIT 99.1

          UNITED SECURITY BANCSHARES, INC. ANNOUNCES QUARTERLY EARNINGS

Thomasville, Alabama, April 18, 2003 -- United Security Bancshares, Inc. (USBI) today reported net income for the quarter ended March 31, 2003, of $2,339,000, compared to $2,129,000 for the same period of 2002, a 10% increase. On a diluted per share basis, net income for the first quarter of 2003 was $0.73, compared to $0.64 for the same period of 2002, a 14% increase.

Improved net interest margin along with improved operating performance of the Company's finance company subsidiary, Acceptance Loan Company, account for this increase in net income. Net income for ALC for the first quarter was $394,000 compared to $179,000 for the same period of 2002.

As a result of this increased performance, return on average assets rose to 1.75%, and return on average equity increased to 14.03%.

At March 31, 2003, total assets amounted to $546,191,000, a 2.0% increase over March 31, 2002. Total deposits showed a small decline to $364,902,000. Loan and lease receivables, net of unearned discount, increased 6.0% to $356,029,000, and shareholders' equity totaled $68,109,000, which represented a book value of $21.18 per share. Dividends were increased $0.03 per share to $0.33 during the first quarter.

                        UNITED SECURITY BANCSHARES, INC.
                        (Unaudited Financial Highlights)
            (In thousands, except per share amounts and percentages)

                                                            Three Months Ended
                                                                 March 31,
                                                           2003            2002
                                                           ----            ----
Earnings Summary:
  Net Interest Revenue                                    $8,057          $7,605
  Provision for Credit Losses                                991             836
  Non-Interest Revenue                                     1,311           1,057
  Non-Interest Expense                                     5,083           4,858

Income Before Income Taxes                                 3,294           2,968
Income Tax Provision                                         955             839

Net Income                                                $2,339          $2,129


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                                                         Three Months Ended
                                                              March 31,
                                                      2003              2002
                                                      ----              ----
Earnings Per Share:
  Basic                                            $     0.73        $     0.64
  Diluted                                                0.73              0.64

Dividends Per Share                                      0.33              0.30

Balance Sheet Summary:
  Total Assets                                     $  546,191        $  534,603
  Total Earnings Assets                               504,704           502,155
  Loan and Lease Receivables,
    Net of Unearned Discount                          356,029           334,565
  Allowance for Credit Losses                           6,915             6,342
  Total Deposits                                      364,902           365,820
  Common Shareholders' Equity                          68,109            64,304
  Book Value Per Share                                  21.18             19.48

Average Balance Sheet Data:
  Total Assets                                     $  543,540        $  529,471
  Total Earnings Assets                               506,549           499,124
  Loan and Lease Receivables,
    Net of Unearned Discount                          358,088           341,926
  Total Deposits                                      363,628           361,192
  Common Shareholders' Equity                          67,640            64,701

Performance Ratios:
  Return on Average Assets                               1.75%             1.63%
  Return on Common Equity                               14.03%            13.34%


Average Shares Outstanding:
  Basic                                             3,214,975         3,314,110
  Diluted                                           3,214,975         3,315,370

SOURCE: United Security Bancshares, Inc.
CONTACT: Larry Sellers or Robert Steen, United Security Bancshares, Inc., 334-636-5424.